Exhibit 99.6

                                Chapter 11 Primer


Chapter 11 is the portion of the United States Bankruptcy Code (or bankruptcy law) that contains the provisions for court-supervised reorganization of debtor companies. Under the asbestos settlement plan negotiated with plaintiffs, DII
Industries (formerly Dresser Industries Inc) and Kellogg Brown & Root would become "debtor companies" in a Chapter 11 filing, along with certain of their other subsidiaries with U.S. operations.

Chapter 11 is an effective tool for a company with asbestos-related liabilities to cleanse itself of those liabilities. By implementing a company's agreement with asbestos plaintiffs (through their attorneys) through a court-supervised process, a company can make the agreement effective not only for all existing asbestos claims but also for any future claims that might be brought against it. Under U.S. law, Chapter 11 is the only means to deal effectively with "future" claims.

In a successful implementation of an asbestos settlement under Chapter 11, most aspects of the company's business do not have to change:

    -  The company and its subsidiaries do not go out of business.
    - Nothing necessarily changes at any business units, whether they are in Chapter 11 proceedings or not, from an operational standpoint.
    - No facilities need to close and no jobs need to be eliminated as a result of a Chapter 11 filing.
    -  No pension or benefits programs will be reduced or eliminated.
    -  No  employees  have  their   salaries  cut,  or  promotion  opportunities
       restricted.
    -  No vendors are delayed in payment from normal terms.
    -  No creditors are delayed in payment from normal schedule.
    -  No business units outside the U.S. are affected in any way.
    - The company does not have to renegotiate contracts as a result of the Chapter 11 filing.

Under U.S. law, there is no way to deal with "future" asbestos claims (those that might be filed in the future) other than going through a Chapter 11 process and having a U.S. Court oversee the process.


A "Prepackaged" Chapter 11 Filing

A "pre-packaged Chapter 11" filing differs from a typical Chapter 11 case. In a "normal" Chapter 11 filing, a company works together with its creditors, after the filing, to develop a Plan of Reorganization that would be presented to the Court sometime following the filing. In a "prepackaged" filing, the company ("debtor") has already obtained agreement from all the affected creditor groups on the Plan. The Plan of Reorganization is then filed along with other petitions given to the court when the case is first filed.

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Pre-packaged  filings differ  significantly  from other Chapter 11 filings.  The outcome is much more certain, because all affected parties have agreed in advance to the Plan of Reorganization. Also, pre-packaged Chapter 11 filings typically move through the court system in a matter of a few months, rather than a year or two - or even more - with a normal Chapter 11 filing.

Features of the 524(g) Trust

The settlement of all asbestos claims including "future claims" is done through a special mechanism known as a 524(g) trust. A 524 (g) trust is designed specifically for resolving asbestos liabilities. In a 524 (g) proceeding, the bankruptcy court appoints a representative for future claimants, which assists in effectuating a settlement that resolves and discharges future claims. Present claims also addressed. Upon completion of the bankruptcy proceeding, a permanent injunction is issued by a U.S. federal district court in favor of the debtors and parties affiliated with the debtors. The injunction, when final and non-appealable, cannot be revoked.

International Business Aspects

The Chapter 11 process in the U.S. is unlike anything in the bankruptcy laws in most countries. In most parts of the world, bankruptcy (also sometimes known as "Administration") means that the business is failing, and that it almost certainly will be liquidated. That is not the case with Chapter 11 proceedings in the U.S. Chapter 11 is a tool to enable a financial restructuring of a company. If a company's business is generally sound, it normally emerges successfully from Chapter 11. In the U.S., because there has never been any comprehensive legislation passed that addresses the nation-wide asbestos issue, Chapter 11 has become the only means for companies to deal with asbestos liability.